SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                December 29, 2004
                               ------------------
                         Date of Earliest Reported Event

                              AMEN Properties, Inc.
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             (Exact name of registrant as specified in its Charter)

                                    Delaware
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                 (State or other jurisdiction of incorporation)

                                    000-22847
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                            (Commission File Number)

                                   54-1831588
                        ---------------------------------
                        (IRS Employer Identification No.)

                         303 W. Wall Street, Suite 1700
                              Midland, Texas 79701
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               (Address of principal executive offices) (Zip Code)

                                 (432) 684-3821
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              (Registrant's telephone number, including area code)

                                       NA

              ----------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



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                                    FORM 8-K

Item 2.01 - Completion of Acquisition or Disposition of Assets

         On January 4, 2005, Amen Properties, Inc. announced that on December 29, 2004, Amen Delaware, LP, its wholly owned subsidiary (collectively the "Company"), sold its undivided interest in the Lubbock Office Building ("the Property") for $3,924,141. The Company's book basis in its undivided interest was approximately $2,690,781 resulting in a gain of approximately $1,233,000. The Company received net proceeds of $3,688,094 due to certain closing adjustments provided for in the Purchase Agreement (Exhibit 10.2) and is subject to certain post-closing adjustments provided in the Purchase Agreement which are not expected to be material.

          The Company entered into an Agreement to Distribute Assets (Exhibit 10.1) with an effective date of December 31, 2004, by and among the partners of TCTB Partnership, Ltd. ("TCTB" or the "Partnership"). The primary assets of TCTB prior to the transactions herein described were three secondary office market properties, two located in Midland, TX and the Property located in Lubbock, Texas and were subject to a lien to secure a $6.1 million note with Wells Fargo Bank Texas, N.A. (the "Bank"). The partners of TCTB agreed it was in their best interest to distribute undivided interests in the Property to the partners according to the sharing ratios of the Partnership, free of any debt. The Bank agreed to release its lien on the Property and allow TCTB to distribute the Property to the partners of TCTB in exchange for the Partnership providing a certificate of deposit in the amount of $2,100,000 as collateral. In order for the Partnership to fund the required certificate of deposit the General Partner of TCTB made a capital call on the Partners of TCTB to fund the remaining amount of the certificate of deposit as collateral for the Bank. The Company's share of the required capital call was $285,392.05. The Property was built in 1966 and is a fifteen story high rise with 210,659 rentable square feet, a 214 space parking garage, and is approximately 77% occupied.

         Following the distribution of the Property, the Company along with the General Partner and certain other Limited Partners of TCTB (the "Selling Partners") collectively agreed to sell their entire undivided interest in the Property to 1500 Broadway Partners, Ltd. ("1500 Broadway"), of which certain limited partners in TCTB are partners and are tenants in one of the Midland Office Buildings of TCTB, for a privately negotiated purchase price of $4,568,614.08. A separate Purchase Agreement was executed between 1500 Broadway and TCTB as nominee for the Selling Partners with an effective date of December 31, 2004. While beneficial titles to the Property resided with each individual partner of TCTB, subsequent to the Agreement to Distribute Assets, the Selling Partners agreed that TCTB would continue to hold record title to their interests in the Property and then transfer record title to the Property directly to 1500 Broadway in order to facilitate the closing of the Purchase Agreement. Further, the Selling Partners and purchaser agreed to indemnify each other against, and hold each other harmless from all liabilities arising out of ownership, operations or maintenance of the Property for their respective periods of ownership.

         The Company plans to use the certain of proceeds from the sale to reduce the principal amount of certain debt owed by Amen Delaware, LP from $2,789,087 to $1,394,544 and pay the accrued interest thereon of $286,802 in full. The remaining proceeds will be used to fund potential capital requirements of its start up retail electric provider, W Power and Light, LP.

         Upon distribution of the Lubbock building to the individual partners of TCTB, Mr. Jon Morgan (President and COO of the Company) had a right to receive a back-in interest in the Partnership from certain limited partners, but not from Amen Delaware, LP's partnership interest. The back-in interest in the Partnership that Mr. Morgan received upon distribution of the asset was 1.2654%. The sale of Mr. Morgan's undivided interest in the distributed property resulted in Mr. Morgan receiving a net check in the amount of $63,899.08. Mr. Morgan is also an owner and officer of the General Partner of TCTB, and took actions in such capacity in connection with this transaction in addition to acting as an officer of the Company. As an owner of such General Partner, Mr. Morgan indirectly received an additional $5,500 in lieu of his ownership in the General Partner.

Item 9.01 - Financial Statements and Exhibits

(a)  Financial Statements - not applicable

(b) Pro Forma Financial Information - Pro Forma Financial Information is currently unavailable and is not included with this filing. The Company expects to have assembled the required pro forma financials no later than March 16, 2005.

(c)  Exhibits
                  10.1 - Agreement to Distribute Assets
                  10.2 - Purchase Agreement



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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                 AMEN Properties, Inc.
                                 ----------------------
                                 (Registrant)

Date: January 4, 2005            By /s/ Eric Oliver
                                 -----------------------------------
                                 Chairman of the Board of Directors
                                 and Chief Executive
                                 Officer
                                 (Signature)